Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in Amendment No. 1 to the Current Report on Form 8-K/A of Franklin Street Properties Corp. of our reports dated July 11, 2003 relating to the financial statements and financial statement schedules for the period ending May 31, 2003 of FSP Forest Park IV Corp.; FSP Gael Apartments Corp.; FSP Goldentop Technology Center Corp.; FSP Centennial Technology Center Corp.; FSP Meadow Point Corp.; FSP Timberlake Corp.; FSP Federal Way Corp.; FSP Fair Lakes Corp.; FSP Northwest Point Corp. FSP Timberlake East Corp.; FSP Merrywood Apartments Corp. FSP Plaza Ridge I Corp.; and FSP Park Ten Corp. that appear in this Form 8-K/A.


/s/ Braver & Company P.C.
Newton, Massachusetts
August 14, 2003